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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): April 10, 2002




                                IDEX CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

         DELAWARE                       1-10235             36-3555336
(State or other jurisdiction of       (Commission         (I.R.S. Employer
incorporation or organization)        File Number)       Identification No.)

 630 DUNDEE ROAD, NORTHBROOK, ILLINOIS                         60062
(Address of principal executive offices)                     (Zip Code)

                 Registrant's telephone number: (847) 498-7070


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Item 5. Other Information

On April 10, IDEX Corporation announced that it expects to report net income per diluted common share of 37 cents for the first quarter of 2002. Sales for the quarter are projected to total $175 million and orders written will total approximately $184 million. First quarter earnings will be announced on Tuesday, April 16, 2002.

IDEX will broadcast its first quarter conference call over the Internet on Tuesday, April 16, at 1:30 p.m. CDT. Chairman, President and Chief Executive Officer Dennis K. Williams, and Senior Vice President - Finance and Chief Financial Officer Wayne P. Sayatovic will discuss the company's recent financial performance and respond to questions from the financial analyst community.

IDEX invites interested investors to listen to the presentation, which will be carried live on the Internet at its Web site at www.idexcorp.com. Access also is available at www.ccbn.com by selecting "Investment Portals" then "Company Boardroom" followed by entering the IDEX ticker symbol "IEX." Replays will be available on both sites through April 30. Those who wish to listen should go to either Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge. Investors also will be able to hear a replay of the call through April 30 by dialing 800-891-8251 (or 888-266-2086 for international participants) and using the passcode "IDEX."

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     IDEX Corporation

April 10, 2001                       /s/ WAYNE P. SAYATOVIC
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                                     Wayne P. Sayatovic
                                     Senior Vice President--Finance,
                                     And Chief Financial Officer